CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered Debt Securities	Maximum Aggregate Offering Price $125,000,000	Amount of Registration Fee(1) $4,912.50

(1)

  Calculated in accordance with Rule 457(r) of the Securities Act of 1933. The fee reflects the additional principal amount of $125,000,000 to be issued, which is in addition to the principal amount of $200,000,000 for which a fee in the amount of $7,860.00 was previously calculated in the prior Pricing Supplement for the securities filed on June 6, 2008

Pricing Supplement No. 198L, dated June 6, 2008 (To Prospectus dated October 16, 2007 and Prospectus Supplement dated November 1, 2007)	Rule 424(b)2 File No. 333-146731 CUSIP No. 46623EHY8

JPMORGAN CHASE & CO.
[X]	Senior Medium-Term Notes, Series F
[ ]	Subordinated Medium Term Notes, Series A
Principal Amount: Issue Price: Commission or Discount: Proceeds to Company:	$ 325,000,000 100% $ 487,500 $ 324,512,500
Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES INC. MURIEL SIEBERT & CO., INC. CASTLEOAK SECURITIES, LP	$318,500,000 $3,250,000 $3,250,000
Agents' Capacity: if as principal	[ ] As agent	[X] As principal
[ ]	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale. SEE BELOW
[ X ]	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).
Issue Date:	June 13, 2008
Stated Maturity:	June 13, 2011

Form:  [X]   Book-entry   [_]  Certificated

Currency:  U.S. Dollars

[   ]  Fixed Rate Note: N/A
[X ] Floating Rate Note:	CD [ ] Treasury Rate [ ]	Commercial Paper Rate [ ] Prime Rate [ ]	Reuters LIBOR01 [ X ]

Interest Payment Dates:  Quarterly on the 13th or next business day of March, June, September and December, via modified following business day convention, commencing September 15, 2008.

Interest Reset Dates: Quarterly on the 13th or next business day of March, June, September and December, via modified following business day convention, commencing September 15, 2008.

Index Maturity:  3 months
Spread (+/-):   +75 BPS
Multiplier:   Not Applicable
Maximum Interest Rate:    Not Applicable     Minimum Interest Rate:   Not Applicable
Optional Redemption:   Yes [   ]   No [X]

Other: This Pricing Supplement reflects an additional principal amount of $125,000,000, in addition to the principal amount of $200,000,000 which was reflected in the Pricing Supplement for the issuance of the notes which was filed on June 6, 2008.

The closing will occur on June 13, 2008, which will be more than three U.S. business days after the date of this pricing supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.